Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated September 11, 2015 with respect to the consolidated financial statement and schedule of Multi Packaging Solutions Global Holdings Limited and September 11, 2015 with respect to the balance sheet of Multi Packaging Solutions International Limited in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-205278) and related Prospectus of Multi Packaging Solutions International Limited dated September 11, 2015.

/s/ Ernst & Young, LLP

Detroit, Michigan

September 11, 2015